Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - January 2011

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013

Yield	16.63%
Less: Coupon	0.62%
Servicing Fee	1.50%
Net Credit Losses	6.44%
Excess Spread :
January-11	8.07%
December-10	9.36%
November-10	8.23%
Three Month Average Excess Spread	8.55%

Delinquency:
30 to 59 Days	0.81%
60 to 89 Days	0.74%
90+ Days	1.99%
Total	3.54%

Principal Payment Rate	21.26%